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                                   EXHIBIT 11

                PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    (in thousands, except per share amounts)
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

                                                                       For the Three Months Ended        For the Nine Months Ended

                                                                   Sept. 30,             Sept. 30,    Sept. 30,            Sept. 30,
                                                                     1997                  1996         1997                 1996
                                                                   ---------             ---------    ---------            ---------
Net loss                                                             $ (620)                              $(757)
                                                                     ======                               =====

Average shares outstanding                                            6,938                               6,632

Net effect of dilutive stock options-based on
  treasury stock method using average market price                      -                                     -
                                                                     ------                               -----

Weighted average share                                                6,938                               6,632
                                                                     ======                               =====

Net loss per common share                                            $(0.09)                             $(0.11)
                                                                     ======                              ======

Pro forma net income                                                                         $389                            $  770
                                                                                             ====                            ======

Pro forma weighted average shares assuming the conversion of the                            5,003                             4,998
  minority interest in the limited liability company into Common Stock                      =====                             =====
  of the Company as if it had converted as of January 1, 1996 instead of at the closing of the initial public offering.

Pro forma net income per common share                                                       $0.08                            $ 0.15
                                                                                            =====                            ======
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